SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                         (Amendment No.     )*

                       DOLLAR GENERAL CORPORATION
                 -------------------------------------
                            (Name of Issuer)

                              COMMON STOCK
           -------------------------------------------------
                     (Title of Class of Securities)

                              256669-10-2
                      ----------------------------
                             (CUSIP Number)

Check the following box if a fee is being paid with this statement ____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act )however, see the Notes).


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1. NAME OF REPORTING PERSON - 1980 TURNER CHILDREN TRUST
   IRS IDENTIFICATION NO.:  61-6138259
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2. CHECK THE APPROPRIATE BOX IF A MEMEBER OF A GROUP
   (A)_____  (B)____
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Tennessee
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			5.  SOLE VOTING POWER
NUMBER OF 			38,474,605
SHARES 			------------------------------------------------
BENEFICIALLY		6.  SHARED VOTING POWER
OWNED BY 			n/a
EACH			------------------------------------------------
REPORTING 		7.  SOLE DISPOSITIVE POWER
PERSON 				38,474,605
WITH			------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
				n/a
------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
				38,474,605
------------------------------------------------------------------------




10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
				14.5%
------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
				OO
------------------------------------------------------------------------

ITEM 1(A)	NAME OF ISSUER:	DOLLAR GENERAL CORPORATION
------------------------------------------------------------------------
ITEM 1(B)	ADDRESS OF ISSUER'S	100 MISSION RIDGE
		PRINCIPAL EXECUTIVE	GOODLETTSVILLE, TN  37072-2170
		OFFICES:
------------------------------------------------------------------------
ITEM 2(A)	NAME OF PERSON FILING:	1980 TURNER CHILDREN TRUST
					100 MISSION RIDGE
					GOODLETTSVILLE, TN  37072-2170
------------------------------------------------------------------------
ITEM 2(B)	ADDRESS OF PRINCIPAL 	100 MISSION RIDGE
		BUSINESS OFFICE:	GOODLETTSVILLE, TN  37072-2170
------------------------------------------------------------------------
ITEM 2(E)	CUSIP NUMBER:		256669-10-2
------------------------------------------------------------------------
ITEM 2 		CITIZENSHIP OR
		PLACE OF
		ORGANIZATION:		TENNESSEE
------------------------------------------------------------------------
ITEM 2(D)	TITLE OF CLASS		COMMON STOCK,, $.50 PAR VALUE
                OF SECURITIES:          (THE "SHARES")
------------------------------------------------------------------------
ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
        13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
        NOT APPLICABLE
------------------------------------------------------------------------
ITEM 4	OWNERSHIP

(A)  AMOUNT BENEFICALLY OWNED:                          38,474,605
(B)  PERCENT OF CLASS:                                  14.5%

NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

(i)  SOLE POWER TO VOTE OR DIRECT THE VOTE:             38,474,605
(ii) SHARES POWER TO VOTE OR DIRECT THE VOTE:           n/a
(iii)SOLE POWER TO DISPOSE OR TO DIRECT THE
     DISPOSITION OF:                                    38,474,605
(iv) SHARED POWER TO DISPOSE OR TO DIRECT
     THE DISPOSITION OF:                                n/a
------------------------------------------------------------------------
ITEM 5		OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                Not Applicable
------------------------------------------------------------------------
ITEM 6		OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON
                Not Applicable
------------------------------------------------------------------------
ITEM 7		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                Not Applicable
------------------------------------------------------------------------
ITEM 8		IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Not Applicable
------------------------------------------------------------------------
ITEM 9		NOTICE OF DISSOLUTION OF GROUP
		Not Applicable
------------------------------------------------------------------------

ITEM 10		CERTIFICATION
		Not Applicable
------------------------------------------------------------------------


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


By:  /s/  Cal Turner, Jr.			February 14, 2000